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                                HEALTHSOURCE, INC.                    EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)
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                                                                  Three Months Ended
                                                                       March 31,
                                                         ---------------------------------
                                                           1996                      1995
                                                         --------                  -------
                                                                   (in thousands
                                                               except per share data)

NET INCOME . . . . . . . . . . . . . . . .                $15,562                   $11,771
                                                          =======                   =======

Preferred dividend . . . . . . . . . . . .                 (1,128)                        -
                                                          -------                   -------
Net income available to
 common stockholders . . . . . . . . . . .                $14,434                   $11,771
                                                          =======                   =======

COMPUTATION OF SHARES OUTSTANDING:
- ----------------------------------
Average weighted common shares
    outstanding  . . . . . . . . . . . . .                 63,615                    62,606
Dilutive effect of stock options issued  .                  2,338                     1,456
                                                          -------                   -------
Average weighted common shares and share
    equivalents outstanding  . . . . . . .                $65,953                    64,062
                                                          =======                   =======

NET INCOME PER SHARE:                                     $  0.22                   $  0.18
- --------------------
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